SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)	August 21, 2008

Strategic Hotels & Resorts, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On August 21, 2008 (the “Effective Date”), Strategic Hotels & Resorts, Inc. (the “Company”) entered into the First Amendment to Consulting Agreement (the “Amendment”) to the Consulting Agreement (the “Agreement”), dated as of August 16, 2007, with Sir David M.C. Michels, a member of the Company’s board of directors.

Pursuant to the Amendment, Mr. Michels will receive, as of the Effective Date, (i) annual cash compensation of $100,000, paid monthly, in arrears, (decreased from annual cash compensation of $500,000 in the original Agreement), (ii) an annual grant (each, a “Grant”) of restricted stock units (“Stock Units”) under the Company’s Amended and Restated 2004 Incentive Plan, of a number equal to $250,000 divided by the closing price of the Company’s common stock on August 21, 2008 for the initial grant and August 21 of each of the following year(s) (or the first business day following such date) for each subsequent Grant, with each such Grant vesting in three equal annual installments commencing on the first anniversary of such Grant, provided that Mr. Michels is still providing services to the Company, either as a consultant, director or employee, on such vesting dates, and (iii) an annual bonus of Stock Units for each calendar year during the term of the Agreement with a target value of $250,000 (“Target”), with a possible range from 0 – 100% of Target based on the Company’s financial results for a given year as compared to the Company’s budgeted performance for that year.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which has been filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

99.1	First Amendment to Consulting Agreement, dated as of August 21, 2008, by and between the Company and Sir David M.C. Michels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTELS & RESORTS, INC.

August 25, 2008	By:	/s/ Paula C. Maggio
Name: Paula C. Maggio
Title: Senior Vice President, Secretary and
General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	First Amendment to Consulting Agreement, dated as of August 21, 2008, by and between the Company and Sir David M.C. Michels.